Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Chemical Consortium Holdings Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and read as follows:

1)

That the Corporation shall increase the total amount of authorized shares of stock from 100,000,000 to 500,000,000 effectively immediately.  This share amount is based on the stock par value of $.0001.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of August, 2005.

By: /s/ J. Greig

        Authorized Officer

Title:

President

Name:

J. Greig, Ph.D.

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